Exhibit 99.2

Proterra Inc

Proterra Inc

Condensed Balance Sheets
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
	(Unaudited)	(Note 1)
Assets:
Cash and cash equivalents	$33,118	$110,719
Accounts receivable, net	51,352	51,716
Short-term investments	131,499	68,990
Inventory	91,965	92,330
Prepaid expenses and other current assets	12,117	7,455
Deferred cost of goods sold	1,920	2,037
Restricted cash, current	8,397	8,397
Total current assets	330,368	341,644
Property, plant, and equipment, net	51,011	53,587
Operating lease right-of-use assets	10,849	10,310
Restricted cash, non-current	4,581	4,581
Other assets	4,668	4,789
Total assets	$401,477	$414,911
Liabilities and Stockholders’ Equity:
Accounts payable	33,615	25,074
Accrued liabilities	22,282	19,736
Deferred revenue, current	13,069	16,015
Operating lease liabilities, current	3,632	3,153
Total current liabilities	72,598	63,978
Debt, non-current	139,265	133,252
Derivative liability	65,414	70,870
Warrant liability	61,447	39,670
Deferred revenue, non-current	13,681	12,206
Operating lease liabilities, non-current	7,918	7,891
Other long-term liabilities	13,829	12,578
Total liabilities	374,152	340,445
Commitments and contingencies (Note 7)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 129,572,982 shares authorized and 129,003,889 shares issued and outstanding as of March 31, 2021 (unaudited) and December 31, 2020; liquidation preference $631.3 million as of March 31, 2021 (unaudited) and December 31, 2020	13	13
Common stock, $0.0001 par value; 175,100,000 shares authorized and 6,996,135 shares issued and outstanding as of March 31, 2021 (unaudited); 175,100,000 shares authorized and 6,361,952 shares issued and outstanding as of December 31, 2020	1	1
Additional paid-in capital	687,692	682,671
Accumulated deficit	(660,381)	(608,219)
Total stockholders’ equity	27,325	74,466
Total liabilities and stockholders’ equity	$401,477	$414,911
See accompanying notes to financial statements.

Proterra Inc

Condensed Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Product revenue	$51,422	50,663
Parts and other service revenue	2,584	2,536
Total revenue	54,006	53,199
Product cost of goods sold	50,531	48,229
Parts and other service cost of goods sold	2,604	2,792
Total cost of goods sold	53,135	51,021
Gross profit	871	2,178
Research and development	9,700	8,604
Selling, general and administrative	18,460	16,431
Total operating expenses	28,160	25,035
Loss from operations	(27,289)	(22,857)
Interest expense, net	8,797	639
Loss on valuation of derivative and warrant liabilities	16,321	—
Other expense (income), net	(245)	1,329
Loss before income taxes	(52,162)	(24,825)
Provision for income taxes	—	—
Net loss	$(52,162)	$(24,825)
Net loss per share of common stock, basic and diluted	$(7.73)	$(5.62)
Shares used in computing net loss per share of common stock, basic and diluted	6,746	4,419
See accompanying notes to financial statements.

Proterra Inc

Condensed Statements of Stockholders’ Equity (Unaudited)
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2020 (Note 1)	129,004	$13	6,362	$1	$682,671	$(608,219)	$74,466
Issuance of stock, net of costs	—	—	634	—	2,024	—	2,024
Stock-based compensation	—	—	—	—	2,997	—	2,997
Net loss	—	—	—	—	—	(52,162)	(52,162)
Balance, March 31, 2021	129,004	$13	6,996	$1	$687,692	$(660,381)	$27,325

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2019 (Note 1)	129,004	$13	4,400	$—	$668,178	$(481,212)	$186,979
Issuance of stock, net of costs	—	—	28	—	71	—	71
Stock-based compensation	—	—	—	—	2,425	—	2,425
Net loss	—	—	—	—	—	(24,825)	(24,825)
Balance, March 31, 2020	129,004	$13	4,428	$—	$670,674	$(506,037)	$164,650
See accompanying notes to financial statements.

Proterra Inc

Condensed Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(52,162)	$(24,825)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,759	3,706
Stock-based compensation	2,997	2,425
Amortization of debt discount and issuance costs	3,755	86
Accretion of debt end of term charge and PIK interest	2,258	45
Loss on valuation of derivative and warrant liabilities	16,321	—
Others	(5)	(124)
Changes in operating assets and liabilities:
Accounts receivable	364	2,153
Inventory	364	517
Prepaid expenses and other current assets	(3,463)	(4,198)
Deferred cost of goods sold	117	29
Operating lease right-of-use assets and liabilities	(35)	38
Other assets	122	(703)
Accounts payable and accrued liabilities	10,071	2,712
Deferred revenue, current and non-current	(1,470)	549
Other non-current liabilities	1,258	1,335
Net cash used in operating activities	(15,749)	(16,255)
Cash flows from investing activities:
Purchase of investments	(111,504)	—
Proceeds from maturities of investments	49,000	40,000
Purchase of property and equipment	(1,251)	(7,436)
Net cash provided by (used in) investing activities	(63,755)	32,564
Cash flows from financing activities:
Proceeds from debt, net of issuance costs	—	10,163
Repayment of finance obligation	(121)	(119)
Proceeds from government grants	—	275
Proceeds from exercise of stock options	2,024	71
Net cash provided by financing activities	1,903	10,390
Net increase (decrease) in cash and cash equivalents, and restricted cash	(77,601)	26,699
Cash and cash equivalents, and restricted cash at the beginning of period	123,697	53,649
Cash and cash equivalents, and restricted cash at the end of period	$46,096	$80,348
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,706	$509
Cash paid for income taxes	—	—
Non-cash investing and financing activity:
Assets acquired through accounts payable and accrued liabilities	$1,789	$2,952
Non-cash transfer of leased assets to inventory	—	635
See accompanying notes to financial statements.

1.    Summary of Significant Accounting Policies
Organization and Description of Business
Proterra Inc (“Proterra” or the “Company”) is a leading developer and producer of electric vehicle technology for commercial application. Proterra designs, develops, manufactures, and sells electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities, and other commercial transit fleets. It also designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions for global commercial vehicle manufacturers. Additionally, Proterra provides fleet-scale, high-power charging infrastructure solutions for our customers. Proterra was originally formed in June 2004 as a Colorado limited liability company and converted to a Delaware corporation in February 2010. The Company operates from its headquarters and battery production facility in Burlingame, California. The Company also has manufacturing and product development facilities in Greenville, South Carolina and City of Industry, California.
The Company has incurred net losses and negative cash flows from operations since inception. As of March 31, 2021, the Company has an accumulated deficit of $660.4 million. The Company has $164.6 million of cash and cash equivalents and short-term investments as of March 31, 2021. The Company has funded operations primarily through a combination of equity and debt financing. Management believes that the Company’s currently available resources will be sufficient to fund its cash requirements for at least the next twelve months.
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
The condensed financial statements as of March 31, 2021 are unaudited. The condensed balance sheet as of December 31, 2020, included herein was derived from the audited financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the financial statements and accompanying notes as of and for the year ended December 31, 2020, included elsewhere in this filing.
The unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments necessary to present fairly the Company's financial position as of March 31, 2021 and its statements of operations, cash flows, and stockholders' equity for the three months ended March 31, 2021 and 2020.
There have been no changes to the Company’s significant accounting policies described in the annual financial statements for the year ended December 31, 2020, that have had a material impact on the Company’s condensed financial statements and related notes.
The Company has not experienced any significant impact to estimates or assumptions as a result of the COVID-19 pandemic. However, there have been some impacts, specifically as it relates to parts, logistics and overall transit order timing. We will continue to monitor impacts of the pandemic on an ongoing basis. While the COVID-19 pandemic has not had a material adverse impact on our financial condition and results of operations to date, the future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on the our customers and effect on our suppliers, all of which are uncertain and cannot be predicted.

Segments
The Company operates in the United States and has sales to the European Union, Canada, Australia and Japan. The revenue generated outside of the United States was approximately 3% of total revenue or $1.4 million in the three months ended March 31, 2021, and was approximately 32% of total revenue or $16.8 million in the three months ended March 31, 2020.
The Company’s chief operating decision maker is its Chief Executive Officer (CEO), who reviews financial information presented at the entity level. Accordingly, the Company has determined that it has a single reportable segment.
Foreign Currency Transactions
Net gains or losses resulting from foreign exchange transactions were not material for both periods presented.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company determines the allowance for credit losses based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns and expectations of changes in macroeconomic conditions that may affect the collectability of outstanding receivables. The allowance for credit losses was not material as of March 31, 2021 and December 31, 2020.
Short-Term Investments
The Company’s primary objectives for investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company’s short-term investments were primarily comprised of U.S. Treasury securities, and classified as available-for-sale at the time of purchase because it is intended that these investments are available for current operations. Investments with maturities of one year or less from the balance sheet date are classified as short-term investments.
Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive loss. The ultimate value realized on these securities is subject to market price volatility until they are sold. Realized gains or losses from short-term investments are recorded in other expense (income), net.
Restricted Cash
The Company maintains certain cash amounts restricted as to withdrawal or use. The restricted cash is primarily collateral for performance bonds issued to certain customers. The collateral is provided in the form of a cash deposit to either support the bond directly or to collateralize a letter of credit that supports the performance bonds. Restricted cash was $13.0 million as of March 31, 2021 and December 31, 2020.
Credit Risk and Concentration
Our financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, short-term investments, and accounts receivable. Cash and cash equivalents and short-term investments are maintained primarily at two financial institutions, and deposits exceed federally insured limits. Risks associated with cash and cash equivalents, and short-term investments are mitigated by banking with creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents or its short-term investments.

Cash equivalents consist of short-term money market funds, corporate debt securities, and debt securities issued by the U.S. Treasury, which are deposited with reputable financial institutions. The Company’s cash management and investment policy limits investment instruments to investment-grade securities with the objective to preserve capital and to maintain liquidity until the funds can be used in business operations.
Accounts receivable are typically unsecured and are generally derived from revenue earned from transit agencies, universities and airports in North America and global commercial vehicle manufacturers in North America, the European Union, Australia and Japan. The Company periodically evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary.
Given the large order value for customers and the relatively low number of customers, revenue and accounts receivable have typically been concentrated with a limited number of customers.

	Revenue		Accounts Receivable
	Three Months Ended March 31,		March 31,	December 31,
	2021	2020	2021	2020
Number of customers accounted for 10% or more*	3	3	3	2
____________
*One customer accounted for 29% of total revenue for the three months ended March 31, 2020 and one customer accounted for 33% of accounts receivable, net as of December 31, 2020. No other individual customer accounted for more than 20% of the Company's revenue for the three months ended March 31, 2021 and 2020, or accounts receivable as of March 31, 2021 and December 31, 2020.
Single source suppliers provide the Company with a number of components that are required for manufacturing of our current products. In other instances, although there may be multiple suppliers available, many of the components are purchased from a single source. If these single source suppliers fail to meet the Company’s requirements on a timely basis at competitive prices, the Company could suffer manufacturing delays, a possible loss of revenue, or incur higher cost of sales, any of which could adversely impact the Company’s operating results.
Fair Value of Financial Instruments
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, short-term investments, accounts payable, and accrued and other current liabilities, approximates fair value due to the short period of time to maturity, receipt, or payment. The carrying amount of the Company’s debt, except for Convertible Notes, approximates its fair value as the stated interest rates approximate market rates currently available to the Company.
In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. These embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in a variable number of shares of the Company’s stock. These conversion options are bifurcated and accounted for as a derivative liability separately from the host debt instrument. Embedded derivatives are recognized as a derivative liability on the balance sheet. The derivative liability is measured at fair value and subject to remeasurement at each balance sheet date.
The warrants issued in connection with the Convertible Notes are classified as a liability because they can become exercisable into common stock upon a Qualified Initial Public Offering (“QIPO”) or into convertible preferred stock after 5 years from issuance date in the event that there is no QIPO during such period. Such warrants are measured at fair value, subject to remeasurement at each balance sheet date.

Inventories
Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the cost of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. The costs of vehicles, charger equipment or prototype products delivered to customers that have not yet met revenue recognition criteria are also included in inventories. We assess the valuation of inventory and periodically record a provision to adjust inventory to its estimated net realizable value, including when we determine inventory to be obsolete or in excess of anticipated demand. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up.
Impairment of Long-Lived Assets
The Company evaluates the recoverability of property, plant, and equipment and right-of-use assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value.
In addition to the recoverability assessment, the Company periodically reviews the remaining estimated useful lives of property, plant, and equipment. If the estimated useful life assumption for any asset is reduced, the remaining net book value is depreciated over the revised estimated useful life.
The Company reviews long-lived assets for impairment at the lowest level for which separate cash flows can be identified. No impairment charge was recognized in the three months ended March 31, 2021 and 2020.
Deferred Revenue
Deferred revenue consists of billings or payments received in advance of revenue recognition that are recognized as revenue once the revenue recognition criteria are met. In some instances, progress billings are issued upon meeting certain milestones stated in the contracts. Accordingly, the deferred revenue balance does not represent the total contract value of non-cancelable arrangements. Invoices are typically due within 30 to 40 days.
The changes in deferred revenue consisted of the following (in thousands):

Deferred revenue as of December 31, 2020	$28,220
Deferred revenue added during the three months ended March 31, 2021	5,849
Revenue recognized from beginning balance during the three months ended March 31, 2021	(7,319)
Deferred revenue as of March 31, 2021	$26,750
The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within one year from the balance sheet date.
Revenue Recognition
We derive revenue primarily from the sale of vehicles and charging systems, the installation of charging systems, the sale of battery systems and powertrain components to other vehicle manufacturers, as well as the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from vehicles and charging systems, battery systems and powertrain components, installation of charging systems, and revenue from leased vehicles, charging systems, and batteries under operating leases. Leasing revenue recognized over time was approximately $0.6 million and $0.8 million in the three months ended March 31, 2021 and 2020, respectively. Parts and other service revenue includes revenue earned from spare parts, the design and development of battery systems and drive systems for other vehicle manufacturers, and extended warranties.
Goods and services that are promised in our contracts include vehicles, charging systems, battery systems and powertrain components to other vehicle manufacturers, installation of charging systems, spare parts, and extended warranty. We assess the products and services promised in contracts at contract inception, and identify performance obligations for each promise to transfer to the customer a product or service that is distinct. If a product or service is separately identifiable from other items in the bundled arrangement and a customer can benefit from the product or service on its own or with other resources that are readily available to the customer, then such product or service is considered distinct. Customer contracts typically have multiple performance obligations. Generally, our goods and services are considered separate performance obligations. Development services are typically sold on a stand-alone basis and are not bundled with other goods or services.
The transaction price of the contract is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the goods or services to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no further allocations are made. Otherwise, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.
To determine the standalone selling price of its promised products or services, we conduct an analysis to determine whether its products or services have an observable standalone selling price. In determining the observable standalone selling price, the Company requires that a substantial majority of the standalone selling prices for a product or service fall within a reasonably narrow range. If there is no directly observable standalone selling price for a particular product or service, then we estimate a standalone selling price by using the estimated cost plus margin or by reviewing external and internal market factors including, but not limited to, pricing practices including historical discounting, major service groups, and the geographies in which we offer products and services.
We recognize revenue when or as it satisfies a performance obligation by transferring control of a product or service to a customer.
Revenue from product sales is recognized when control of the underlying performance obligations is transferred to the customer. Revenue from vehicles and charging systems, and installation of charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, the control of the performance obligations related to the charging systems is transferred over time, and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Spare parts revenue is recognized upon shipment. Extended warranty revenue is recognized over the life of the extended warranty using the time elapsed method. Development service contracts typically include the delivery of prototype products to customers. The performance obligation associated with the development of prototype products as well as battery systems and powertrain components to other vehicle manufacturers, is satisfied at a point in time, typically upon shipping.
Revenue derived from performance obligations satisfied over time from charging systems and installation was $3.8 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively. Extended warranty revenue is not material to date.
Typically, the Company does not have contract assets, as rights to consideration in exchange for goods or services that have transferred to a customer are not conditional on anything other than the passage of time. In certain cases, there is a condition that requires a contract asset to be recognized. As of March 31,

2021 and December 31, 2020, the contract assets balance was $2.2 million and $2.8 million, respectively. The contract assets are expected to be billed within the next twelve months and are recorded in the prepaid expenses and other current assets on the balance sheets.
As of March 31, 2021, the amount of remaining performance obligations that have not been recognized as revenue was $229.9 million, of which 74% were expected to be recognized as revenue over the next 12 months and the remainder thereafter. This amount excludes the value of remaining performance obligations for contracts with an original expected length of one year or less.
Lease Arrangements
The Company offers customers leasing alternatives outside of the standard sales contracts for vehicles, charging equipment and batteries used in the vehicles. The leasing arrangements are typically bundled together with the sales contracts. We assessed the nature of the bundled arrangements under the revenue accounting standard. For arrangements that contain a lease, we determine the classification of the lease in accordance with Topic 842, Leases. A lease arrangement that transfers substantially all of the benefits and risks incident to ownership of the products is classified as a sales-type lease based on the criteria established by the accounting standard; otherwise the lease is classified as an operating lease.
For sales-type leases, product revenue is recognized upon customer acceptance of the underlying leased assets. The current portion of net investment in sales-type leases is recorded in Accounts Receivable, and the non-current portion is recorded in Other Assets on the Company’s balance sheets. The discounted unguaranteed residual value of underlying leased assets is not material to the net investment in lease balance.
For operating leases, the leasing revenue is recognized on a straight-line basis over the lease term, which is commenced upon customer acceptance.
We monitor the performance of customers who leased batteries and are subject to ongoing payments. No allowance was recorded for the receivables under the leasing arrangements.
Product Warranties
The Company provides a limited warranty to customers on vehicles, charging systems, and battery systems. The limited warranty ranges from one to twelve years depending on the components. Separately, the Company also periodically performs field service actions related to product service campaigns. Pursuant to these warranties and field service actions, the Company will repair, replace, or adjust the parts on the products that are defective in factory-supplied materials or workmanship. The Company records a warranty reserve for the products sold at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the relatively short history of sales. Changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles under operating leases, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.

Warranty expense is recorded as a component of cost of goods sold. Accrued warranty activity consisted of the following (in thousands):

Three Months Ended March 31, 2021
Warranty reserve—beginning of period	$18,582
Warranty costs incurred	(1,580)
Net changes in liability for pre-existing warranties, including expirations	(136)
Provision for warranty	3,810
Warranty reserve—end of period	$20,676
2.    Adoption of New Accounting Standards
ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes, eliminates certain exceptions within Topic 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The Company adopted this standard on January 1, 2021, and it had no material impact on the financial statements.
Recent Accounting Pronouncements Not Yet Adopted
ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This standard simplifies the accounting for convertible instruments by removing certain separation models in ASC 470- 20, Debt—Debt with Conversion and Other Options, for convertible instruments. This standard updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. This will also result in the interest expense recognized for convertible debt instruments to be typically closer to the coupon interest rate when applying the guidance in Topic 835, Interest. Further, this standard made amendments to the EPS guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted earnings per share calculation, and no longer allowing the net share settlement method. This standard also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. This standard is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted after December 15, 2020. Adoption of this standard can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact of adoption of this standard but expect no material impact on the financial statements.
3.    Fair Value of Financial Instruments
The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:
Level 1 – Quoted prices in active markets for identical assets or liabilities;

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
Financial assets measured at fair value on a recurring basis using the above input categories were as follows (in thousands):

	Pricing Category	Fair Value at
		March 31, 2021	December 31, 2020
Assets:
Cash equivalents and marketable securities:
Money market funds	Level 1	$28,239	$744
U.S. Treasury securities	Level 1	—	64,997
Short-term investments:
U.S. Treasury securities	Level 1	131,499	68,990
Total		$159,738	$134,731

Liabilities:
Other non-current liabilities
Derivative liability	Level 3	$65,414	$70,870
Warrant liability	Level 3	61,447	39,670
Total		$126,861	$110,540
As of March 31, 2021 and December 31, 2020, short-term investments were primarily comprised of U.S. Treasury securities. The unrealized gain/losses related to fixed income debt securities were immaterial and primarily due to changes in interest rates, which are temporary in nature.
As of March 31, 2021 and December 31, 2020, the contractual maturities of the short-term investments were less than one year.
In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. Refer to Note 5, Debt, for additional information on the Convertible Notes.
The embedded derivatives are recognized as a derivative liability on the balance sheet, and are measured at fair value, subject to remeasurement at each balance sheet date. The fair value of derivative liability is measured as the difference between the estimated value of the Convertible Notes with and without such conversion features utilizing Monte Carlo simulation pricing model.
The warrants issued in connection with the Convertible Notes are classified as a liability because they can become exercisable into common stock upon a QIPO or into convertible preferred stock after five years from issuance date in the event that there is no QIPO during such period. Such warrants are measured at fair value, subject to remeasurement at each balance sheet date. The fair value of the warrant liability is measured using Monte Carlo Simulation pricing model.

The fair value of the Convertible Notes was $376.1 million as of March 31, 2021. The carrying value of the Convertible Notes of $112.4 million, net of $93.3 million unamortized debt discount and issuance costs, as of March 31, 2021, was recorded in Debt, non-current on the balance sheets.
The valuation of derivative and warranty liabilities and the Convertible Notes are based on significant inputs not observable in the market, and thus represents a level 3 measure. The key inputs to the valuation model include fair value of equity, equity volatility, expected term until a liquidity event to exit, expected term until exercise, and risk-free interest rate.
A summary of the changes in the fair value of the derivative liability is as follows (in thousands):

Amount
Derivative liability - December 31, 2020	$70,870
Change in fair value	(5,456)
Derivative liability - March 31, 2021	$65,414
A summary of the changes in the fair value of the warrant liability is as follows (in thousands):

Amount
Warrant liability - December 31, 2020	$39,670
Change in fair value	21,777
Warrant liability - March 31, 2021	$61,447
The change in fair value of derivative and warrant liabilities is recorded in the statements of operations.
4.    Balance Sheet Components
Cash and cash equivalents consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Cash	$4,879	$44,978
Cash equivalents	28,239	65,741
Total cash and cash equivalents	$33,118	$110,719
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheets to the total of such amounts shown on the statements of cash flows.

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$33,118	$110,719
Restricted cash, current portion	8,397	8,397
Restricted cash, net of current portion	4,581	4,581
Total restricted cash	12,978	12,978
Total cash and cash equivalents, and restricted cash	$46,096	$123,697

Inventories consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Raw materials	$28,993	$31,148
Work in progress	28,152	8,042
Finished goods	29,056	47,756
Service parts	5,764	5,384
Total inventories	$91,965	$92,330
The Company recorded write-down of excess or obsolete inventories to cost of goods sold of $0.5 million and $0.6 million for the three months ended March 31, 2021 and 2020, respectively.
Property, plant, and equipment, net, consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Computer hardware	$4,727	$4,708
Computer software	8,900	8,849
Internally used vehicles and charging systems	19,230	19,136
Leased vehicles and batteries	7,160	7,081
Leasehold improvements	10,241	10,234
Machinery and equipment	25,527	26,026
Office furniture and equipment	1,854	1,854
Tooling	22,029	21,727
Finance lease right-of-use assets	179	179
Construction in progress	2,960	1,830
	102,807	101,624
Less: Accumulated depreciation and amortization	(51,796)	(48,037)
Total	$51,011	$53,587
As of March 31, 2021 and December 31, 2020, construction in progress was comprised of various assets that are not available for their intended use as of the balance sheet date.
As of March 31, 2021, the Company billed approximately $1.2 million of reimbursable equipment costs under the 2019 grant agreement with the California Energy Commission. The receivables are recorded in prepaid expenses and other current assets in the balance sheets, and offset the costs of machinery and equipment.
For the three months ended March 31, 2021 and 2020, depreciation and amortization expense was $3.8 million and $3.7 million, respectively.

Accrued liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued payroll and related expenses	$7,600	$6,695
Accrued sales and use tax	861	975
Warranty reserve	6,957	6,121
Financing obligation	2,827	3,056
Accrued audit and accounting related expenses	722	428
Accrued charger installation costs	967	769
Other accrued expenses	2,348	1,692
Total	$22,282	$19,736
Other long-term liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Warranty reserve	$13,719	$12,461
Finance lease liabilities, non-curent	109	117
Total	$13,828	$12,578
In July 2016, the Company entered into a bus sale and lease transaction for ten Catalyst buses. These buses are leased to other parties for five years by the customer. At the end of the lease term, the fourth quarter of 2021, the Company has an obligation to repurchase the buses back from the customer. We make a portion of the monthly lease payments directly to the customer and also provide a guarantee to the customer on the remaining lease payments if the lessee fails to pay. We received $6.0 million from the customer directly upon delivery in 2016. Under U.S. GAAP, this sales transaction is considered as a borrowing and the lease transaction is considered as an operating lease.
The financing obligation was $2.8 million and $3.1 million as of March 31, 2021 and December 31, 2020, respectively. Interest expense on the financing obligation is recognized using the effective interest method. The monthly lease payment is recognized as leasing revenue. The costs of the buses are recorded as leased vehicles in property, plant, and equipment on the balance sheets.
5.    Debt
Debt, net of debt discount and issuance costs, consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Senior Credit Facility	$16,829	$16,809
PPP loan	10,000	10,000
Convertible Notes	112,436	106,443
Debt, non-current	$139,265	$133,252
Senior Credit Facility
In May 2019, the Company entered into a Loan, Guaranty and Security Agreement for a senior secured asset-based lending facility (“Senior Credit Facility”) with borrowing capacity up to $75.0 million. The commitment under the Senior Credit Facility is available to the Company on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at the Company’s option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.
The Senior Credit Facility is secured by a security interest in substantially all of the Company’s assets except for intellectual property and other restricted property.
Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at the Company’s option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires the Company to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.
The outstanding balance under the Senior Credit Facility was $17.1 million as of March 31, 2021 and December 31, 2020, with a maturity date in May 2024. The interest rate was 2.73% and 3.09% per annum as of March 31, 2021 and December 31, 2020, respectively.
Small Business Administration Loan
In May 2020, the Company received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (“the PPP loan”) under the “Coronavirus Aid, Relief and Economic Security (CARES) Act”. The PPP loan was in the form of a note and matures on May 6, 2022. As of March 31, 2021, the interest rate is 1.00% per annum and payable monthly commencing in October 2021. All or a portion of the PPP loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities.
Convertible Notes
In August 2020, the Company entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Convertible Notes”). The Convertible Notes have an aggregate principal amount of $200.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.
At or after an underwritten initial public offering in which the Company receives gross proceeds of not less than $100 million (“QIPO”), or at the time of a merger, acquisition or other combination between the Company and a publicly-traded special purpose acquisition company (“SPAC transaction”), the holders may elect to convert the Convertible Notes into shares of common stock.
At the next bona fide equity financing following the Note Purchase Agreement, or 36 months after the date of the Note Purchase Agreement if no such equity financing shall have occurred (a “Qualified Financing”), the holders may elect to convert the Convertible Notes into shares of the most senior series of the Company’s preferred stock.

The conversion price will be an amount equal to:
i)if the conversion stock is being issued at or following a QIPO, the QIPO price per share multiplied by the Discount Coefficient (as defined in the Convertible Notes), which is initially equal to 90% and will decrease by 2.75% every 6 months following the first anniversary of the closing date of the Convertible Notes, in effect on the date of QIPO (the “QIPO Conversion Price”); or
ii)if the conversion stock is being issued following a Qualified Financing, 75% of the lowest per share cash purchase price of the common stock or preferred stock sold by the Company in the Qualified Financing; or
iii)if the conversion stock is being issued following a SPAC transaction, 75% of the SPAC Transaction Price Per Share (as defined in the Note Purchase Agreement) (the “SPAC Conversion Price”).
The Convertible Notes will automatically be converted into common stock at any time after the expiration of the lock-up period of a QIPO or SPAC transaction, if the following conditions are met:
•if the QIPO price per share equals or exceeds $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days exceeds 150% of the QIPO Conversion Price; or if the QIPO price per share is lower than $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days exceeds 150% of an amount equal to $6.9075 multiplied by the Discount Coefficient at the time of the QIPO.
•if the SPAC Transaction Price Per Share equals or exceeds $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days commencing after the six month anniversary of the closing of the SPAC transaction exceeding 150% of the SPAC Conversion Price; or if the SPAC Transaction Price Per Share is lower than $6.9075, then upon volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days commencing after the six month anniversary of the closing of the SPAC transaction and over which the Conversion Stock would be freely tradable exceeding 175% of an amount equal to $6.9075 multiplied by 75%.
Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of the Company’s capital stock and all other securities of the Company that are convertible into or exercisable for the Company’s capital stock directly or indirectly.
Prior to the maturity date or prior to the payment or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, the Company shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.
The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of the Company’s capital stock in accordance with their terms.
The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires the Company to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.

In connection with the issuance of the Convertible Notes, the Company issued warrants to the holders of Convertible Notes to purchase 5.1 million shares of Company stock at an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be (1) common stock, or (2) in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s convertible preferred stock (or in the event that the Company is consolidated or merges with one or more other corporations, the stock that the holder of the warrant would have been entitled to receive if holder would have exercised the warrant prior to such event). The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants.
The warrants are freestanding financial instruments and classified as liability due to the possibility that they can become exercisable into convertible preferred stock. The warrant liability of $29.0 million is initially measured at fair value on its issuance date and recorded as a debt discount, and will be amortized during the term of the Convertible Notes to interest expense using the effective-interest method. The warrant liability will be remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations.
The embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in a variable number of shares of Company stock. These conversion options are bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million was initially measured at fair value on the issuance date of the Convertible Notes and recorded as a debt discount and will be amortized during the term of the Convertible Notes to interest expense using the effective-interest method. The derivative liability will be remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations.
Issuance costs of $5.1 million were also recorded as debt discount and will be amortized during the term of the Convertible Notes to interest expense using the effective interest method. The amortization expense of debt discount and issuance costs was $3.7 million for the three months ended March 31, 2021.
The Convertible Notes will mature in August 2025 or will be settled by issuing equity stock, and accordingly are classified as a non-current liability on our balance sheets. As of March 31, 2021, the Convertible Notes, net of debt discount and issuance costs, consisted of the following (in thousands):

Principal	$200,000
PIK interest	$5,758
Total principal	205,758
Less debt discount and issuance costs	(93,322)
Total Convertible Notes	$112,436
As of March 31, 2021, the contractual future principal repayments of the total debt were as follows (in thousands):

2022	$10,000
2024	17,073
2025 (1)	205,758
Total debt	$232,831
(1)Including PIK interest added to principal balance through March 31, 2021.

Certain Convertible Notes holders with original principal of $46.5 million elected to convert their Convertible Notes at the Closing of the Merger on June 14, 2021. See Note 13, Merger Transaction and Note 14, Subsequent Events.
6.    Leases
As a Lessor
The net investment in leases consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Net investment in leases, current	$404	$398
Net investment in leases, non-current	$3,034	$3,101
Total net investment in leases	$3,438	$3,499
Interest income from accretion of net investment in lease is not material in the three months ended March 31, 2021 or 2020.
Future minimum payments receivable from operating and sales-type leases as of March 31, 2021 for each of the next five years are as follows:

	Operating leases	Sales-type leases
Remainder of 2021	$726	$296
2022	105	395
2023	105	296
2024	105	135
2025	105	408
Thereafter	222	2,282
Total minimum lease payments	$1,368	$3,812
As a Lessee
The Company leases its office and manufacturing facilities in Burlingame, California, Greenville, South Carolina, City of Industry, California, and Rochester Hills, Michigan under operating lease agreements with various expiration dates through 2026.
In June 2018, the Company entered into an agreement to sublease its office facilities in Rochester Hills, Michigan from July 2018 to October 2023. The total sublease payments are approximately $2.3 million for the lease term. The sublease income is recorded in the other expense (income), net on the statement of operations.

Maturities of operating lease liabilities as of March 31, 2021 were as follows (in thousands):

Remainder of 2021	$3,050
2022	3,603
2023	2,760
2024	1,677
2025	1,039
Thereafter	443
Total undiscounted lease payment	12,572
Less: imputed interest	(1,022)
Total lease liabilities	$11,550
Operating lease expense was $1.0 million for the three months ended March 31, 2021 and the three months ended March 31, 2020.
Short-term and variable lease expenses for the three months ended March 31, 2021 and 2020 were not significant.
Supplemental cash flow information related to leases were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(1,012)	$(957)
In the three months ended March 31, 2021, $1.4 million operating lease right-of-use assets were obtained in exchange for lease liabilities, and the cash flow from financing leases was not significant. In the three months ended March 31, 2020, the cash flow from financing leases and right-of-use assets obtained in exchange for lease obligations were not significant.
Operating lease right-of-use assets and liabilities consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Operating leases
Operating lease right-of-use assets	$10,849	$10,310
Operating lease liabilities, current	3,632	3,153
Operating lease liabilities, non-current	7,918	7,891
Total operating lease liabilities	$11,550	$11,044
The weighted average remaining lease term and discount rate of operating leases are 3.7 years and 4.7%, respectively, as of March 31, 2021.
The Company had no significant finance leases in the three months ended March 31, 2021.
As of March 31, 2021, the Company had no significant additional operating leases and finance leases that have not yet commenced.

7.    Commitments and Contingencies
Purchase Commitments
As of March 31, 2021, the Company had outstanding inventory and other purchase commitments of $222.7 million.
Letters of Credit
As of March 31, 2021, the Company had letters of credit outstanding totaling $0.5 million, which will expire over various dates in 2021 and 2022.
Guarantees
The Company provides guarantees of lease payments for vehicles under the financing transaction discussed in Note 4, in the event the lessee does not make payments to the financing company.
The Company regularly reviews its performance risk under the arrangement, and in the event that it becomes probable that it will be required to perform under a guarantee, the fair value of probable payment will be recorded. No guarantee liability was recorded as of March 31, 2021 and December 31, 2020.
Legal Proceedings
The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. From time to time in the normal course of business, various claims and litigation have been asserted or commenced. Due to uncertainties inherent in litigation and other claims, the Company can give no assurance that it will prevail in any such matters, which could subject the Company to significant liability or damages. Any claims or litigation could have an adverse effect on the Company’s business, financial position, operating results, or cash flows in or following the period that claims or litigation are resolved.
As of March 31, 2021 and December 31, 2020, the Company was not a party to any legal proceedings that would have a material adverse effect on its business.

8.    Convertible Preferred Stock
The following table summarizes convertible preferred stock authorized and issued and outstanding as of March 31, 2021 and December 31, 2020:

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
			(in thousands)
Series 1(1)	27,567,694	27,476,120	$79,564	$75,006
Series 2	6,069,073	6,069,073	24,868	24,953
Series 3	7,617,704	7,617,704	36,096	36,475
Series 4	9,159,674	8,682,155	29,901	30,000
Series 5	28,391,526	28,391,526	138,747	142,987
Series 6	14,440,784	14,440,784	79,085	80,000
Series 7	23,749,620	23,749,620	151,770	155,000
Series 8	12,576,907	12,576,907	86,648	86,875
Total	129,572,982	129,003,889	$626,679	$631,296
_______________
(1)Including Series 1 convertible preferred stock issued through exercise of warrants to purchase 197,315 shares. The proceeds from exercise of the warrants was $0.5 million.
The rights, preferences, and privileges of the convertible preferred stock are as follows:
Dividends
The holders of convertible preferred stock are entitled to receive noncumulative dividends equal to 8% of the original issue price per share, when and if declared by the board of directors, prior and in preference to dividends on common stock. The holders of convertible preferred stock are also entitled to participate in dividends on common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock had been declared by the board of directors as of March 31, 2021.
Conversion Rights
Each share of convertible preferred stock is convertible at the option of the holder into shares of common stock at any time. The conversion rate for convertible preferred stock is equal to the quotient obtained by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The original issue price for the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.11146, $4.78821, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations, or similar transactions. The conversion price of the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.01068, $4.58348, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for certain dilutive issuances, splits and combinations.
Each share of convertible preferred stock automatically converts into shares of common stock at the then-effective conversion price upon the Company’s sale of its common stock in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million. In addition, all shares of convertible preferred stock (other than the Series 7 preferred stock and Series 8 preferred stock) will automatically convert into shares of common stock upon a vote by the holders of a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis; the Series 7 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 7 convertible preferred stock and the Series 8 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 8 convertible preferred stock.
In the event that the initial offering price to the public (prior to any underwriting discount), under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million (IPO), is less than the original issuance price of the Series 8 convertible preferred stock, the conversion price of the Series 8 shall be adjusted to the higher of the IPO price or the original issuance price of the Series 7 convertible preferred stock.
Voting Rights
Holders of convertible preferred stock have voting rights equal to the number of shares of common stock into which their respective convertible preferred shares are then convertible. Holders of convertible preferred stock, as a separate class, voting on an as-converted basis, shall be entitled to elect seven directors of the Company. Holders of the common stock, as a separate class, shall be entitled to elect one director of the Company. The holders of common stock and convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Company.
Liquidation Preferences
In the event of a liquidation or sale of the Company, either voluntary or involuntary, distributions to the stockholders shall be made in the following manner: the holders of Series 8 preferred stock shall be entitled, before holders of other series of preferred stock and before holders of common stock, to an amount per share equal to the greater of (1) the original issue price of Series 8 preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of Series 8 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8 preferred stock, the holders of Series 7 preferred stock shall be entitled, before holders of other series of preferred stock, an amount per share equal to the greater of (1) the original issue price of Series 7 preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of Series 7 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8 and Series 7 preferred stock, the holders of Series 5 and 6 convertible preferred stock then outstanding shall be entitled, on a pari passu basis, an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8, Series 7, and Series 5 and 6 convertible preferred stock, the holders of Series 1, 2, 3, and 4 convertible preferred stock then outstanding shall be entitled, on a pari passu basis, an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment of all preferential amounts required to be paid to the holders of convertible preferred stock, the remaining funds and assets available for distribution shall be distributed among the holders of common stock, pro rata based on the number of shares of common stock held.
Redemption
Convertible preferred stock is not redeemable by the Company or at the option of the preferred stockholders.

Convertible Preferred Stock Warrants
Warrants for Series 4 Preferred Stock
In May 2016, in connection with the first amendment to the Hercules Credit Facility, the Company issued warrants to purchase an additional 79,587 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. These warrants expire at the earlier of May 2023 and three years from the Company’s qualified initial public offering.
During 2015, the Company issued warrants to purchase 397,932 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. The warrants expire in the earlier of May 2022 or three years from the Company’s qualified initial public offering.
Warrants for Series 1 Preferred Stock
In each of October 2011 and March 2012, the Company issued warrants to purchase 45,787 shares of Series 1 convertible preferred stock at an exercise price of $2.729862 per share to a bank in connection with a debt arrangement. The warrants expire in October 2021.
As of March 31, 2021, a total of 569,093 shares of the Series 1 and Series 4 convertible preferred stock warrants were outstanding.
All outstanding shares convertible preferred stock were converted into 129,496,639 shares of Proterra common stock; and each share of Proterra common stock (including shares issuable upon conversion of Proterra convertible preferred stock) was converted into the right to receive 0.8925 shares of New Proterra Common Stock at the Closing of the Merger on June 14, 2021. By their terms, the Hercules warrants for Series 4 convertible preferred stock were net exercised at the Closing. The warrants for Series 1 convertible preferred stock converted into warrants to purchase shares of New Proterra common stock pursuant to the terms in the Merger Agreement. See Note 13, Merger Transaction and Note 14, Subsequent Events.
9.    Common Stock
As of March 31, 2021 and December 31, 2020, the Company was authorized to issue 304,672,982 shares of capital stock with a par value of $0.0001 per share. The authorized shares consisted of 175,100,000 shares of common stock and 129,572,982 shares of convertible preferred stock. There were 6,996,135 shares and 6,361,952 shares of common stock issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.
The Company had reserved shares of common stock, on an as-if-converted basis, for issuance as follows:

	March 31, 2021	December 31, 2020
Exercise of stock options to purchase common stock	25,732,610	26,359,796
Exercise of warrants to purchase common stock	5,149,716	5,149,716
Issuances of shares available under stock option plans	435,894	442,891
Conversion of convertible preferred stock	129,496,639	129,496,639
Conversion of convertible preferred stock warrants	569,093	569,093
Total	161,383,952	162,018,135

Common Stock Warrants
In August 2020, in connection with the issuance of Convertible Notes, the Company issued warrants to purchase 5,112,086 shares of common stock to purchasers of the Convertible Notes. The warrants have an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be (1) common stock, or (2) in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s preferred stock (or in the event that the Company consolidated or merges with one or more other corporation, the stock that the holder of the warrant would have been entitled to receive if holder would have exercised the warrant prior to such event). The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants. These warrants are classified as liability on the balance sheets. Refer to Note 5 for further details.
In May 2019, in connection with the 2019 Amended Hercules Credit Facility, the Company issued to Hercules a warrant to purchase 36,630 shares of common stock. The warrants have an exercise price of $5.46 per share, which are exercisable for 10 years and will automatically exercise upon the initial public offering.
Certain Convertible Notes holders exercised their warrants to purchase an aggregate of 1,278,020 shares of common stock in June 2021. By their terms, the Hercules warrants for common stock were net exercised at the Closing of the Merger on June 14, 2021. See Note 13, Merger Transaction and Note 14, Subsequent Events.
10.    Stock Option Plan
The number of shares of common stock reserved under the 2010 Equity Incentive Plan was 31,994,478 shares as of March 31, 2021 and December 30, 2020.
The shares available for grant under the Plan were as follows:

Three Months Ended March 31,2021
Balance at the beginning of period	442,891
Granted	(215,000)
Cancelled/forfeited	208,003
Balance at the ending of period	435,894

A summary of the Company’s stock option activity and related information was as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance as of December 31, 2020 (1)	22,609,796	3.40	7.4	$65,056
Granted	215,000	6.27
Exercised	(634,183)	3.13
Cancelled/forfeited/expired	(208,003)	4.52
Balance as of March 31, 2021 (2)	21,982,610	3.42	7.1	$189,240
Exercisable as of March 31, 2021 (2)	12,903,458	2.70	6.0	$120,389
_______________
(1)Excluding CEO Equity Awards of 3,000,000 shares and Milestone Options of 750,000 shares, of which 562,500 shares vested and exercisable as of December 31, 2020. Refer to section below for further details.
(2)Excluding CEO Equity Awards and Milestone Options of 3,750,000 shares outstanding , of which 750,000 shares,vested and exercisable as of March 31, 2021.
In March 2020, in conjunction with Mr. Allen’s appointment as the President and Chief Executive Officer, the board of directors approved a grant to Mr. Allen of stock option awards with respect to 5,250,000 shares, comprised of (1) 1,500,000 shares of a time-based award with an exercise price of $4.75 per share vesting quarterly over 4 years, (2) 3,000,000 shares of a time-based award consisting of 4 tranches with an exercise price of $10, $15, $20 and $25 per share, respectively, and vesting quarterly over 4 years (“Equity Awards”), and (3) 750,000 shares of milestone-based award with an exercise price of $4.75 per share will vest entirely and become exercisable on the first trading day following the expiration of the lockup period of the Company’s initial public offering or the consummation of a change in control of the Company (“Milestone Options”). The Milestone Options shall vest in full and became exercisable upon the consummation of a merger involving a Special Purpose Acquisition Company.
The stock-based compensation expense for Milestone Options will be recognized at the time the performance milestone becomes probable of achievement. No stock-based compensation expense related to the Milestone Options was recognized as of March 31, 2021 as the performance condition was not considered probable of achievement. The unrecognized stock-based compensation expense associated with the Milestone Options was $2.1 million on the grant date and as of March 31, 2021.
The weighted average fair value of stock options granted was $7.81 per share for the three months ended March 31, 2021. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money stock options. The total intrinsic value of stock options exercised was $0.9 million for the three months ended March 31, 2021. The total estimated grant date fair value of stock options vested was $2.8 million for the three months ended March 31, 2021. As of March 31, 2021, the total unrecognized stock-based compensation expense related to outstanding stock options was $33.6 million, which is expected to be recognized over a weighted-average period of 2.7 years.

Determining Fair Value of Stock Options
The fair value of stock options granted is estimated on the date of grant using the following assumptions:

	Three Months Ended March 31,
	2021	2020
Expected term (in years)	6.1	6.0
Risk-free interest rate	1.1%	0.6%
Expected volatility	56.0%	67.1%
Expected dividend rate	—	—
Stock-based Compensation Expense
Stock-based compensation expense included in operating results was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of goods sold	$276	$225
Research and development	513	372
Selling, general and administrative	2,208	1,828
Total stock-based compensation expense	$2,997	$2,425
11.    Net Loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture as they are not deemed to be issued for accounting purposes. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including convertible preferred stock, stock options, and warrants, to the extent they are dilutive.
The computation of the Company’s basic and diluted net loss per share of common stock under the two-class method attributable to common stockholders was as follows (in thousands, except for per share data):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net loss	$(52,162)	$(24,825)
Denominator:
Weighted-average shares used in computing net loss per share of common stock, basic and diluted	6,746	4,419
Net loss per share of common stock, basic and diluted	$(7.73)	$(5.62)
We applied the two-class method to calculate its basic and diluted net loss per share of common stock, as the convertible preferred stock are participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. However, the two-class method does not impact the net loss per share of common stock as the Company was in a loss position for each of the periods presented and holders of convertible preferred stock do not have to participate in losses.

Since we were in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common stock shares outstanding would have been anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

	Three Months Ended March 31,
	2021	2020
Convertible preferred stock (1)	129,496,639	129,496,639
Warrants to purchase convertible preferred stock	569,093	569,093
Stock options to purchase common stock	25,732,610	23,926,241
Warrants to purchase common stock	5,149,716	117,630
	160,948,058	154,109,603
(1)Represents the shares of common stock that the convertible preferred stock is convertible into.
12.    401(k) Plan
The Company sponsors a 401(k) defined contribution plan covering all eligible employees and provides a matching contribution for the first 4% of their salaries. The matching contribution costs incurred were $0.5 million in the three months ended March 31, 2021 and the three months ended March 31, 2020.
13.    Merger Transaction
On January 11, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with ArcLight Clean Transition Corp., a publicly traded special purpose acquisition company (“SPAC”) and Cayman Islands exempted company (“ArcLight”) and Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ArcLight (“Phoenix Merger Sub”).
At the closing, ArcLight will become a Delaware corporation, and Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company and continuing as a wholly-owned subsidiary of ArcLight. ArcLight’s name will be changed to Proterra Inc (“New Proterra”).
Upon closing of the merger,
•Proterra’s outstanding convertible preferred stock of 129,003,889 shares will convert into 129,496,639 shares of common stock. Each share of Proterra common stock (including shares issuable upon conversion of Proterra convertible preferred stock) will be converted into the right to receive 0.8925 shares of New Proterra Common Stock, as a result of applying the Exchange Ratio;
•each Proterra option will be converted into an option to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the exchange ratio, rounded down to the nearest whole share; the exercise price of each converted option will be determined by dividing the per share exercise price of the respective Proterra options by the Exchange Ratio, rounded up to the nearest whole cent;
•each Proterra warrant to purchase common stock and convertible preferred stock will be converted into a warrant to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share; the exercise price of each converted warrant will be determined by dividing the per share exercise price of the respective Proterra warrant by the Exchange Ratio, rounded up to the nearest whole cent;

•each outstanding Convertible Note that was not optionally converted immediately prior to the consummation of the merger will remain outstanding and become convertible into shares of New Proterra Common Stock in accordance with the terms of such Convertible Notes.
In the event that the closing sale price of New Proterra common stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days or in any transaction resulting in a change in control with a valuation of the New Proterra common stock exceeds certain price thresholds during the first five years following the closing of the merger, up to an additional 22,809,500 shares of New Proterra common stock may be issued to holders of Proterra convertible preferred stock, common stock, warrants, vested options and Convertible Notes as of immediately prior to the closing of the merger.
In connection with the merger, ArcLight entered into subscription agreements with certain investors (“PIPE Investors”) to purchase an aggregate of 41.5 million shares of New Proterra common stock, immediately following the closing of merger, at a purchase price of $10.00 per share, for aggregate gross proceeds of $415.0 million (“PIPE Investment”).
In connection with the execution of the Merger Agreement, ArcLight entered into the Sponsor Letter Agreement with the ArcLight Sponsor providing that 10% of the New Proterra Common Stock received by Sponsor upon consummation of the merger in exchange for its outstanding shares of ArcLight class B ordinary shares, excluding 140,000 shares owned by ArcLight board of directors, will be subject to vesting and forfeiture.
ArcLight public shareholders have rights to redeem their shares for cash upon the closing of the merger. The Merger Agreement includes as a condition to close the merger that, at the closing of the merger, ArcLight will have a minimum of $350.0 million of funds, net of any unpaid liabilities.
The merger is expected to be accounted for as a reverse recapitalization with the Company being the accounting acquirer, as such deferred transaction costs including advisory, legal and other professional services directly related to the anticipated merger, are capitalized and are expected to be offset against proceeds upon the consummation of merger. As of March 31, 2021 and December 31, 2020, the Company recorded deferred transaction costs of $2.2 million and $0.4 million, respectively, in the prepaid expenses and other current assets on the Company’s balance sheets.
14.    Subsequent Events
On June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continued as a Delaware corporation. On June 14, 2021 (the “Closing Date”), the Merger described in Note 13, Merger Transaction, was consummated. Proterra changed its name to “Proterra Operating Company, Inc.” and ArcLight changed its name to “Proterra Inc”.
The following transactions occurred prior to or upon the Closing:
•Certain Convertible Notes holders exercised their warrants having an exercise price of $0.01 per share to purchase an aggregate of 1.3 million shares of common stock prior to the Closing;
•Certain holders of Convertible Notes with aggregate original principal amounts of $46.5 million elected to convert their Convertible Notes outstanding balances including accrued PIK interest and cash interest at the Closing resulting in the issuance of 7.4 million shares of New Proterra common stock;

•By their terms, the Hercules warrants to purchase 36,630 shares of common stock and 477,519 shares of Series 4 convertible preferred stock were net exercised at the Closing, resulting in the issuance of an aggregate of 356,610 shares of New Proterra common stock, based on the closing trading price of ArcLight common stock of $18.09 as of June 14, 2021;
•The 669,375 shares of New Proterra common stock underlying the Milestone Option fully vested upon the Closing;
•15,172 public shares were redeemed by ArcLight stockholders, and an aggregate of $151,772.59 was paid from the trust account to these redeeming holders;
•The Company received aggregate cash proceeds of $649.2 million, net of $13.8 million PIPE investment fees, $18.5 million transaction costs paid at Closing, $9.7 million of ArcLight deferred underwriting fees payable, $1.3 million of other ArcLight’s accrued expenses, and $0.1 million of ArcLight’s related party payable.
As of the Closing Date, New Proterra is authorized to issue 510,000,000 shares, with a par value of $0.0001 per share. The authorized shares consisted of 500,000,000 shares of New Proterra common stock and 10,000,000 shares of New Proterra preferred stock. There were 206,908,873 shares of New Proterra common stock issued and outstanding, and no shares of New Proterra preferred stock issued and outstanding. There were 24,709,821 New Proterra warrants issued and outstanding, including 13,655,298 public warrants and 7,550,000 private placement warrants.
A total of 82,069,453 shares were reserved for future issuance upon the exercise of New Proterra stock options and New Proterra warrants and the issuance of Earnout Stock, of which 10,387,513 shares were reserved for issuance under the 2021 Equity Incentive Plan, 22,532,619 shares were reserved under the 2010 Equity Incentive Plan and 1,630,000 shares reserved under the Employee Stock Purchase Plan.
On June 16, 2021, an additional 439,393 shares of New Proterra common stock and 219,696 New Proterra warrants were issued in exchange for the remaining ArcLight public shares and public warrants resulting from the separation of the former ArcLight units.